Exhibit 4.1

Amendment Number 3 to Rights Agreement

Pursuant to Section 27 of the Rights Agreement, dated as of November 11, 1999, as amended (the “Rights Agreement”), by and between Abbott Laboratories, an Illinois corporation (the “Company”), and Computershare Trust Company, N.A. (successor in interest to BankBoston, N.A.), (the “Rights Agent”), the Company and the Rights Agent hereby agree that the Rights Agreement shall be amended as follows:

1.                                       Section 7(a)(i) of the Rights Agreement is hereby amended by deleting “(i) the close of business on November 10, 2009 (the ‘Final Expiration Date’)” and replacing it with the following:

(i) the close of business on December 11, 2006 (the “Final Expiration Date”)

2.                                       The exhibits to the Rights Agreement shall be amended as necessary to reflect this Amendment, including all conforming changes.

3.                                       Other than as set forth herein, all other provisions of the Rights Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Number 3 to the Rights Agreement to be executed as of the 8th day of December, 2006.

ABBOTT LABORATORIES

By:	/s/ Thomas C. Freyman
Name: Thomas C. Freyman
Title: Executive Vice President and Chief Financial Officer

COMPUTERSHARE TRUST
COMPANY, N.A. (SUCCESSOR IN
INTEREST TO BANKBOSTON, N.A.)

By:	/s/ Dennis V. Moccia
Name: Dennis V. Moccia
Title: Managing Director